Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE

Helios Technologies Declares its 105th Consecutive Cash Dividend

SARASOTA, FL, March 9, 2023 — Helios Technologies, Inc. (NYSE: HLIO) (“Helios” or the “Company”), a global leader in highly engineered motion control and electronic controls technology for diverse end markets, announced that its Board of Directors declared a quarterly cash dividend of $0.09 per common share. Helios has declared consecutive quarterly dividends to its stockholders for more than 26 years.

The dividend will be payable on April 20, 2023 to stockholders of record as of April 5, 2023. Helios Technologies has approximately 32.6 million shares of common stock outstanding.

About Helios Technologies
Helios Technologies is a global leader in highly engineered motion control and electronic controls technology for diverse end markets, including construction, material handling, agriculture, energy, recreational vehicles, marine and health and wellness. Helios sells its products to customers in over 90 countries around the world. Its strategy for growth is to be the leading provider in niche markets, with premier products and solutions through innovative product development and acquisition. For more information please visit: www.heliostechnologies.com and follow us on LinkedIn.

For more information, contact:
Tania Almond

Vice President, Investor Relations and Corporate Communication

(941) 362-1333; tania.almond@HLIO.com

Deborah Pawlowski
Kei Advisors LLC
Phone: (716) 843-3908 | (914) 598-7733

dpawlowski@keiadvisors.com | lkiernan@keiadvisors.com

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Helios Technologies | 7456 16th St E| Sarasota, FL 34243 | 941-362-1200